Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, to Host ‘Police Day’ July 13, 2023, Featuring Demonstrations of RADDOG™

Detroit, Michigan, June 27, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it will be hosting ‘Police Day’, a hands-on event for law enforcement agencies and first responders. The event will be held at the Company’s manufacturing facility, the ‘REX’, located in Ferndale, Michigan on Thursday July 13, 2023, from 10:00am to 11:30am ET.

The event is meant to showcase the RADDOG family of robots to area law enforcement personnel that may be considering adding advanced robotics to their force. RAD recently announced that it is taking pre-orders for RADDOG 2LE, specifically designed for law enforcement applications. RADDOG 2LE is a critical evolution of quadruped robotics positioned to improve the capabilities of law enforcement agencies and enable them to apply practical robotics for a variety of tasks. With its agile quadruped (four-legged) design and cutting-edge external accessories, RADDOG 2LE empowers officers to conquer challenging terrain, reach inaccessible areas, and navigate through dangerous environments.

RAD is also expected to introduce RADDOG 1LE at the Police Day event. This unit includes RAD’s RADPack™ on a smaller quadruped and will have an entry-level price point that is expected to be accessible to most law enforcement agencies.

Troy McCanna, RAD’s Chief Security Officer and a former FBI Agent with extensive experience as a Multi-Jurisdictional Task Force Coordinator/Supervisor, commented on the event, “RADDOG is the force-multiplier that I wish I had by my side during my time in service. At the Police Day event, I look forward to presenting RADDOG to my former colleagues. Their early response to the dog’s availability has been overwhelming. Now they’ll have a chance to see it up close and even operate it.”

Detroit area law enforcement agencies and other first responders are encouraged to attend. To register for the event, please visit www.tinyurl.com/hts36w5r. The event is closed to the public, only approved registered guests may attend.

The RADDOG quadruped (dog-style) robots used in the show are similar to RADDOG 2LE units. The “Stars on Mars” RADDOGs perform the duties of the mission’s security robots, executing field reconnaissance and surveillance, as well as being companions to the crew members.

RAD’s proprietary RADPack on RADDOG 2LE, and the highly anticipated RADDOG 1LE, offers unique features, specifically including an interactive touch screen located at the front of the quadruped. This interface facilitates smooth, high-definition video communication between remote law enforcement officers and individuals within the robot’s vicinity. Complemented by integrated microphones, powerful audio speakers, and front headlights, the RADDOG family of robots for law enforcement possesses an array of capabilities to effectively engage with and capture the attention of those it may confront.

“I am so proud of all that we’ve designed into RADDOG that I can’t wait to present it to our esteemed guests at Police Day,” said Steve Reinharz, CEO of AITX and RAD. “We are planning on making this an amazing event where law enforcement personnel can fully review all of RADDOG’s capabilities, features and costs and be in the position to place their initial orders.”

RADDOG 2LE is scheduled to begin shipping in late July. Complete specifics of its capabilities, features and other details can be found at www.raddog.ai and www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz